EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors

HMN Financial, Inc.:

We consent to the incorporation by reference in the HMN Financial, Inc. Registration Statements (Nos. 333-8828, 33-94388, 33-94386, 33-64232, and 333-158893 on Form S-8 and No. 333-156883 on Form S- 3) on Form 10-K of HMN Financial, Inc. of our report dated March 11, 2014, with respect to the consolidated balance sheet of HMN Financial, Inc. as of December 31, 2013, and the related consolidated statements of comprehensive income (loss), stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2013, and all related financial statements schedules, which report appears in the December 31, 2014 annual report on Form 10-K of HMN Financial, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota

March 13, 2015